FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-09

From:
Sent: Wednesday, July 18, 2018 4:35 PM
To:
Cc:
Subject:  GSMS 2018-GS10 -- Final Pricing Details (Public)(external)

GSMS 2018-GS10 -- Final Pricing Details (Public)(external)

$690.196mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner:	Goldman Sachs & Co. LLC
Co-Manager:	Academy Securities

Class	S&P/Fitch/DBRS	Size($mm)	WAL(yr)	C/E	Spread	Cpn	Yield	$px
A-1	AAA(sf)/AAAsf/AAA(sf)	12.186	2.74	30.000%	S+32	3.19900	3.190	99.99897
A-2	AAA(sf)/AAAsf/AAA(sf)	72.497	4.86	30.000%	S+43	4.00300	3.335	102.99891
A-3	AAA(sf)/AAAsf/AAA(sf)	62.946	6.61	30.000%	S+85	4.26100	3.759	102.99814
A-4	AAA(sf)/AAAsf/AAA(sf)	175.000	9.65	30.000%	S+85	3.89000	3.784	100.99562
A-5	AAA(sf)/AAAsf/AAA(sf)	199.668	9.82	30.000%	S+87	4.15500	3.806	102.99654
A-AB	AAA(sf)/AAAsf/AAA(sf)	25.167	7.22	30.000%	S+73	4.10600	3.643	102.99952
A-S	AA+(sf)/AAAsf/AAA(sf)	68.433	9.90	21.250%	S+110	4.38400	4.037	102.99290
B	NR/AA-sf/AA(low)(sf)	38.127	9.94	16.375%	S+120	4.52160	4.138	102.99987
C	NR/A-sf/A(low)(sf)	36.172	9.94	11.750%	S+155	4.56069	4.488	100.49927

Anticipated Timing

Closing:	July 30, 2018

CUSIPs

Class	CUSIP
A-1	36250SAA7
A-2	36250SAB5
A-3	36250SAC3
A-4	36250SAD1
A-5	36250SAE9
A-AB	36250SAF6
A-S	36250SAJ8
B	36250SAK5
C	36250SAL3

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

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